Exhibit 99.1

Citi Trends PROVIDES ADDITIONAL COVID-19 RETAIL STORES AND BUSINESS UPDATE

SAVANNAH, GA (April 28, 2020) — Citi Trends, Inc. (NASDAQ: CTRN) today provided an update on additional actions the Company is taking in response to the coronavirus (COVID-19) pandemic.

At Citi Trends, the health, safety and well-being of our employees, customers and the communities we serve remains our highest priority. With this focus in mind and in accordance with guidelines from the Centers for Disease Control and Prevention (CDC) and the Occupational Safety and Health Administration (OSHA) any reopening of Company stores and facilities will include operating with enhanced health, sanitation, safety and social distancing guidelines for the safety and protection of our employees and customers.

The Company continues to monitor the COVID-19 situation daily and is evaluating plans and timing for the reopening of its stores and distribution centers, which have been closed for approximately six weeks. The Company intends to reopen stores and its centers as soon as practical and when it is deemed safe to do so based on state and local orders in the respective markets. The Company expects the timing for the reopening of its stores to be phased-in over a period of time and largely dependent on state and local orders. As such, as of this past weekend, the company’s stores in Arkansas have safely reopened with reduced operating hours. The Company will continue to provide updates on its current store operations on the Company’s website (www.cititrends.com).

“This situation continues to be very fluid, but we are quickly ramping up our ability to resume operations across our chain. We are encouraged by early results in Arkansas and more than anything, our associates are excited to be back at work serving our customers for their apparel, accessory and home needs. As we begin to reopen our stores based on applicable state and local guidance, we will continue to prioritize the health and safety of our employees and customers,” said David Makuen, CEO of Citi Trends.

The Company is also continuing to proactively manage its business with a goal to increase financial flexibility and preserve cash flow in the current environment. The Company announced today that it is extending for an additional sixty days the furlough of substantially all of its store and distribution center personnel and a portion of its corporate staff, in light of the continued interruption of its business operations. However, the Company expects to bring back many of its furloughed employees in the coming weeks as its stores and centers begin to reopen. The Company will continue to pay for medical benefits for covered associates through June 30, 2020 and assist all associates with information about available resources.

Additionally, the Company is temporarily suspending its quarterly cash dividend beginning in the second quarter of fiscal 2020 and is suspending the 401(k) company matching program effective June 1, 2020.

The Company believes that its continued focus on expense, inventory and capital expenditure reductions, including the additional actions announced today, will help preserve its financial health as it works to mitigate the consequences of the COVID-19 pandemic and ensure readiness to reopen its stores as conditions permit.

Mr. Makuen continued, “As a result of this ongoing situation, the Company continues to remain focused on making prudent and sometimes difficult decisions necessary to ensure it has sufficient cash and liquidity for the foreseeable future enabling Citi Trends to remain a strong company that is well positioned to pursue its growth strategy once this crisis subsides.”

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of fashion apparel, accessories and home goods for the entire family. The Company operates 574 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2019. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the ultimate geographic spread of the coronavirus (COVID-19), the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the potential negative impacts of COVID-19 on the global economy and foreign sourcing and the impacts of COVID-19 on the Company's business operations, financial condition and liquidity, including the reopening of the Company’s retail stores and distribution facilities. Any forward-looking statements by the Company are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235